STAGE STORES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                   Three
                                                                   Months                          Fiscal Year
                                                                   Ended     -------------------------------------------------------
                                                               May 3, 1997     1996        1995        1994       1993         1992
                                                               -----------   -------     -------     -------     -------     -------
Income before extraordinary item ...........................     $ 7,094     $14,022     $10,730     $ 6,630     $13,426     $12,235
Income tax expense .........................................       4,488       8,594       6,767       4,317       7,569       8,340
                                                               -----------   -------     -------     -------     -------     -------
Income before income tax and extraordinary item ............      11,582      22,616      17,497      10,947      20,995      20,575
                                                               -----------   -------     -------     -------     -------     -------
Fixed charges charged to expense:
   Rental expense (1) ......................................       2,920      11,515      10,051       8,879       8,803       7,575
   Interest expense ........................................       8,942      46,482      44,770      41,694      37,607      32,384
                                                               -----------   -------     -------     -------     -------     -------
   Total fixed charges charged to expense ..................      11,862      57,997      54,821      50,573      46,410      39,959
                                                               -----------   -------     -------     -------     -------     -------
Income before income tax, extraordinary item,
   and fixed charges charged to expense ....................     $23,444     $80,613     $72,318     $61,520     $67,405     $60,534
                                                               ===========   =======     =======     =======     =======     =======
Fixed charges charged to accruals:
   Rental expense (1) ......................................     $    65     $   334     $ 1,516     $   446     $   298     $   803
   Interest expense ........................................        --          --          --          --          --           381
                                                               -----------   -------     -------     -------     -------     -------
   Total fixed charges charged to accruals .................          65         334       1,516         446         298       1,184
                                                               -----------   -------     -------     -------     -------     -------
Total fixed charges ........................................     $11,927     $58,331     $56,337     $51,019     $46,708     $41,143
                                                               ===========   =======     =======     =======     =======     =======
Ratio of earnings to fixed charges .........................        1.97        1.38        1.28        1.21        1.44        1.47
                                                               ===========   =======     =======     =======     =======     =======

----------------------

(1) Rental expense comprises one-third of all rental expenses incurred during the period. This is deemed by management to be representative of the interest factor of rental payments